Supplement No. 3 dated July 27, 2000 to prospectus dated January 11, 2000

    The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from July 31, 2000 to October 31, 2000.